As filed with the Securities and Exchange Commission on March 20, 1996.
                                               Registration No. 33-




                    SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                       AUTOMATIC DATA PROCESSING, INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                                        22-1467904
       (STATE OR OTHER                                  (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION)                         IDENTIFICATION NO.)

                               ONE ADP BOULEVARD
                          ROSELAND, NEW JERSEY 07068
                             PHONE: (201) 994-5000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                             JAMES B. BENSON, ESQ.
                 CORPORATE VICE PRESIDENT AND GENERAL COUNSEL
                               ONE ADP BOULEVARD
                          ROSELAND, NEW JERSEY 07068
                                (201) 994-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPY TO:
                           RICHARD S. BORISOFF, ESQ.
                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                (212) 373-3000


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Stockholders.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


                                 CALCULATION OF REGISTRATION FEE
                                                 SHARES            PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
                TITLE OF                          TO BE             OFFERING PRICE        AGGREGATE OFFERING       REGISTRATION
         SHARES TO BE REGISTERED               REGISTERED            PER SHARE(1)              PRICE(1)                 FEE
Common Stock, $.10 par value per share          191,435               $40.625               $ 7,777,046.8           $2681.74

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of the Common Stock on March 18, 1996 as reported on the New York Stock Exchange.





   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MARCH 20, 1996

PROSPECTUS
                AUTOMATIC DATA PROCESSING, INC.


                           191,435 SHARES


                            COMMON STOCK




 This Prospectus relates to 191,435 shares (the "Shares") of common stock, $.10 par value ("Common Stock"), of Automatic Data Processing, Inc. (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time or at one time in transactions on the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Stock Exchange, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary compensation). See "Selling Stockholders" and "Plan of Distribution."

 The Selling Stockholders received the Shares from the Company on February 23, 1996 in connection with an agreement dated as of February 9, 1996, whereby PI Acquisition Corp., a newly-formed and wholly-owned subsidiary of the Company, was merged with and into Performance Incorporated, a District of Columbia corporation owned by the Selling Stockholders, in a pooling-of-interests transaction. See "Selling Stockholders." The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

 The shares of Common Stock of the Company are traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. On March 18, 1996, the last sales price for the shares of Common Stock as reported on the New York Stock Exchange was $41.00 per share.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION
                   OR ANY STATE SECURITIES COMMISSION PASSED
                     UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS. ANY REPRESENTATION
                             TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


           The date of this Prospectus is March   , 1996.

                         AVAILABLE INFORMATION

 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange, and such reports, proxy statements and other information concerning the Company can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the office of the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90014 and 310 Pine Street, San Francisco, California 94104.

 The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 The following documents which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Prospectus:
(a) Annual Report on Form 10-K for the fiscal year ended June 30, 1995; (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995 and December 31, 1995; (c) Current Reports on Form 8-K filed with the Commission on September 1, 1995 and November 6, 1995, and Current Reports on Form 8-K/A filed with the Commission on November 13, 1995 and November 22, 1995; and (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act filed with the Commission on January 21, 1992, including all amendments and reports filed for the purpose of updating such description. All of the above referenced documents were filed under Commission File No. 1-5397.

 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information).


                              THE COMPANY

 Automatic Data Processing, Inc., incorporated in Delaware in 1961, and its subsidiaries are engaged in the computing services business. The Company's principal executive offices are located at One ADP Boulevard, Roseland, New Jersey 07068 (telephone (201) 994-5000). As used in this Prospectus, the term the "Company" means Automatic Data Processing, Inc. and its consolidated subsidiaries, unless the context otherwise requires.


                            USE OF PROCEEDS

 The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.


                         SELLING STOCKHOLDERS

 The Selling Stockholders received the Shares from the Company on February 23, 1996 in connection with an agreement dated as of February 9, 1996, whereby PI Acquisition Corp., a newly-formed and wholly-owned subsidiary of the Company, was merged with and into Performance Incorporated, a District of Columbia corporation owned by the Selling Stockholders, in a pooling-of-interests transaction (the "Pooling"). Michael A. Lynch is currently the Vice President of Marketing of Performance Incorporated. Linda Smith is the Vice President of Manufacturer Services of Performance Incorporated. Larry J. Mathias is the Vice President of Group Operations - USA and Stephen C. McConnery is the Vice President of Group Operations - Canada, of Performance Incorporated. All other Selling Stockholders are neither officers nor directors of the Company or any of its divisions. The following table sets forth with respect to each of the Selling Stockholders (i) the number of Shares beneficially owned as of March 20, 1996 and prior to the offering contemplated hereby (approximately 10% of the shares held by each Selling Stockholder are held in escrow pursuant to the agreements under which the Pooling was consummated), (ii) the maximum number of Shares which may be sold in the offering and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all the Shares set forth in (ii) above:




                                 BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                    PRIOR TO OFFERING       SHARES TO BE                AFTER OFFERING
SELLING STOCKHOLDER             SHARES         PERCENTAGE   SOLD                  SHARES         PERCENTAGE
Michael A. Lynch                25,525              *       25,525                  0                0
Larry J. Mathias                 9,571              *        9,571                  0                0
Stephen C. McConnery             9,571              *        9,571                  0                0
Kathleen T. McCuistion         137,197              *      137,197                  0                0
Linda Smith                      9,571              *        9,571                  0                0

______________________
*  Less than 1%



                         PLAN OF DISTRIBUTION

 The sale of the Shares by the Selling Stockholders may be effected from time to time or at one time in transactions on the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Stock Exchange, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at fixed prices, related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers might act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

 The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.


                                EXPERTS

 The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             LEGAL OPINION

 The validity of the authorization and issuance of the securities offered hereby is being passed upon for the Company by James B. Benson, Esq., Corporate Vice President and General Counsel of the Company. As of the date hereof, Mr. Benson beneficially owns 42,344 shares of the Company's Common Stock.

No dealer, salesperson or other
individual has been authorized                191,435 SHARES
to  give  any  information  or
make  any  representations not
contained in  this  Prospectus
in    connection    with   the                AUTOMATIC DATA
offering   covered   by   this               PROCESSING, INC.
Prospectus.  If given or made,
such      information       or
representations  must  not  be
relied  upon  as  having  been
authorized   by  the  Company.                 Common Stock
This   Prospectus   does   not
constitute  an  offer to sell,
or a solicitation  of an offer
to buy, any securities  in any
jurisdiction where, or to  any
person to whom, it is unlawful              P R O S P E C T U S
to    make   such   offer   or
solicitation.    Neither   the
delivery  of  this  Prospectus
nor  any  sale  made hereunder
shall,        under        any
circumstances,    create    an
implication that there has not
been  any  change in the facts
set forth in  this  Prospectus
or  in  the  affairs  of   the
Company since the date hereof.


                                              March __, 1996




TABLE OF CONTENTS

                               PAGE
Available Information            2
Incorporation of
  Certain Documents by
  Reference                      2
The Company                      3
Use of Proceeds                  3
Selling Stockholders             3
Plan of Distribution             4
Experts                          4
Legal Opinion                    4

                                 PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



Registration fee to the Securities                               $2,681
and Exchange Commission
Accounting fees and expenses                                     $2,000
Legal fees and expenses                                          $4,000
Miscellaneous expenses                                           $  319
                                                                 -------
Total                                                            $9,000


     The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the Selling Stockholders, will be paid by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Provision for indemnification of directors and officers is made in Section 145 of the Delaware General Corporation Law.

     Article Fifth, Sections 3 and 4 of the Company's Amended Restated Certificate of Incorporation provide as follows:

         "The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. In addition, the Corporation shall, in the manner and to the extent as the By-laws of the Corporation shall provide, indemnify to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, such other persons as the By-laws shall provide, and may purchase and maintain insurance on behalf of such other persons."

         "A director of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification."

     Finally, Article XIV, Section 6 of the Company's By-laws provides as follows:

         "Section 6.  Indemnification  of  Directors  and  Officers and Others:
     The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Section 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. This indemnification applies to all directors and officers of the Corporation who sit on the boards of non-profit corporations in keeping with the Corporation's philosophy."

         "The Corporation shall indemnify any other person or employee who may have served at the request of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular
     Section 145 thereof) so long as such person or employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, further, so long as his actions were not in violation of corporate policies and directives."

     As permitted by Section 145 of the General Corporation Law of the State of Delaware and the Company's Certificate and By-Laws, the Company also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions, deductibles and maximum amounts, directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as directors and officers.


ITEM 16. EXHIBITS.

     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.


ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on the 20th day of March, 1996.

                                 AUTOMATIC DATA PROCESSING, INC.
                                                   (Registrant)



                                 By   /S/ JOSH S. WESTON
                                   Josh S. Weston, Chairman and
                                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                     TITLE                              DATE

  /S/ JOSH S. WESTON          Chairman of the Board and Director March 20, 1996
    (Josh S. Weston)          (Principal Executive Officer)


  /S/ RICHARD J. HAVILAND     Controller and Corporate Vice     March 20, 1996
    (Richard J. Haviland)     President (Principal Financial
                              Officer)


 /S/ JOSEPH A. CALIFANO, JR.  Director                          March 20, 1996
    (Joseph A. Califano, Jr.)


  /S/ GEORGE H. HEILMEIER     Director                          March 20, 1996
    (George H. Heilmeier)

 /S/ LEON G. COOPERMAN        Director                          March 20, 1996
    (Leon G. Cooperman)


  /S/ EDWIN D. ETHERINGTON    Director                          March 20, 1996
    (Edwin D. Etherington)


 /S/ ANN DIBBLE JORDAN        Director                          March 20, 1996
    (Ann Dibble Jordan)


  /S/ HARVEY M. KRUEGER       Director                          March 20, 1996
    (Harvey M. Krueger)


  /S/ CHARLES P. LAZARUS      Director                          March 20, 1996
    (Charles P. Lazarus)


  /S/ FREDERIC V. MALEK       Director                          March 20, 1996
    (Frederic V. Malek)


  /S/ HENRY TAUB              Director                          March 20, 1996
    (Henry Taub)


  /S/ LAURENCE A. TISCH       Director                          March 20, 1996
    (Laurence A. Tisch)


  /S/ ARTHUR F. WEINBACH      Director                          March 20, 1996
    (Arthur F. Weinbach)

                     EXHIBIT INDEX
                                                                  SEQUENTIALLY
EXHIBIT                                                             NUMBERED
NUMBER                EXHIBIT                                         PAGE

4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
      (3)-#1 to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995)

4.2 By-laws of the Registrant, as amended (incorporated by reference to Exhibit (3)-#2 to Registrant's Annual
      Report  on Form 10-K for the fiscal year ended June 30, 1991)

4.3   Form  of  the  Registrant's  Common  Stock  Certificate
      (incorporated by reference to Exhibit 4.4 to Registrant's
      Registration Statement on Form S-3 filed with the Commission on January 21, 1992)

 5 Opinion of James B. Benson, Esq. as to the legality of the securities being registered hereby

23.1  Consent of James B. Benson, Esq. (included in Exhibit 5)

23.2  Consent of Deloitte & Touche LLP